================================================================================

                     U.S. Securities and Exchange Commission
                             Washington, D. C. 20549

                    ----------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 9, 1999

                           LAIDLAW GLOBAL CORPORATION
             (Exact Name of Registrant as specified in its charter)


           Delaware                  33-37203-D                 84-1148210
(State or other jurisdiction      (Commission File             (IRS Employer
     of Incorporation)                Number)             Identification Number)



       100 Park Avenue, New York, NY                                   10017
 (Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code, (212) 376-8800


                                 FI-TEK V, INC.
          (Former name or former address, if changed since last report)

Item 5. Other Events

     On September 9, 1999, Laidlaw Global Corporation (the "Company") announced that its Board of Directors approved a three-for-two stock split of its common stock (the "Stock Split") in the form of a stock dividend. One (1) share of Common Stock of the Company, par value $0.00001 per share, will be issued for each two (2) outstanding shares of pre-split Common Stock. The stock dividend will be payable on or around October 14, 1999 to stockholders of record as of September 23, 1999 (the "Record Date"). In lieu of issuing fractional shares resulting from the Stock Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held at the Record Date of the Stock Split at a price per share equal to the mean between the closing bid and asked price of the Common Stock on the trading day immediately preceding the Record Date. The holders of the Common Stock prior to the Stock Split will not have the right to offer the Company for cash redemption any shares other than fractional shares resulting from the Stock Split. The Stock Split will increase the number of shares outstanding from approximately
17.6 million to approximately 26.4 million.

     Additionally, all Warrants issued by the Company are governed by provisions that require that the terms of the Warrants be adjusted in respect of changes to the Common Stock of the Company, such as the Stock Split. Accordingly, the number of shares and the exercise price of the Warrants will be adjusted in accordance with the Stock Split.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          LAIDLAW GLOBAL CORPORATION

September 14, 1999                        By: /s/ Roger Bendelac
                                              --------------------------
                                                Roger Bendelac,
                                                Executive Vice President